To The Board of Directors

Navitone Technologies, Inc. and Subsidiary

(Formerly Known as World Wide Web, Inc.)

Consent of Independent Accountants

Navitone Technologies, Inc

Audited Financial Statements

December 31, 2004

We consent to the incorporation in the Annual Report of Navitone Technologies, Inc on Form 10-K of our report dated February 5, 2005 on our audit of the financial statements of Navitone Technologies, Inc. and Subsidiary as of December 31, 2004, and for the year then ended, which our reports are incorporated in the Form 10-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California

March 30,  2005